CLARCOR INC. AGREEMENT
FOR THE ISSUANCE OF

PERFORMANCE-BASED RESTRICTED STOCK UNITS

This agreement (this “Agreement”) made as of January 30, 2015 (the “Award Date”), between CLARCOR Inc., a Delaware corporation (the “Company”), and __________ (the “Participant”), relates to the grant to the Participant by the Company of performance-based Restricted Stock Units pursuant to the Company’s 2014 Incentive Plan (the “Plan”). Applicable provisions of the Plan are incorporated herein as though set forth herein in full. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings specified in the Plan.

Section 1 Restricted Stock Unit Award. Subject to the conditions set forth in this Agreement, the Company hereby awards to the Participant as of the Award Date, a maximum number of 400 Restricted Stock Units (the “Award” and “Units”, respectively).

Section 2 Performance Conditions. The Award is contingent in nature and, subject to Section 6, intended to reward Participant only in the event that the Company and, if applicable, the Participant’s business unit, achieve certain sales and operating margin results during the final year of the Performance Period. The “Performance Period” means the 36 month period beginning on the first day of the Company’s 2015 fiscal year, and ending on the last day of the Company’s 2017 fiscal year.

(a)    Targets. Exhibit A sets forth the specific sales and operating margin targets (and certain guidelines for measuring and determining the same) that the Company and, if applicable, the Participant’s business unit must achieve by the end of the Performance Period in order to be eligible to receive the Award, in whole or in part. All growth percentages referenced in Exhibit A are measured from the Company’s and, if applicable, the relevant business unit’s final audited fiscal 2014 results.

(i)    Minimum Thresholds. Exhibit A identifies the minimum sales and operating margin thresholds that must be achieved in order for any portion of the Award to be paid to the Participant. Such minimum thresholds are hereinafter referred to as the
“Minimum Sales Target” and the “Minimum Operating Margin Target”, respectively, and together referred to as the “Minimum Targets”. No portion of the Award relating to business unit performance will be paid unless the business unit achieves both its Minimum Sales Target and the Minimum Operating Margin Target. No portion of the Award relating to Company performance will be paid unless the Company achieves both its Minimum Sales Target and the Minimum Operating Margin Target.

(ii)    Percentage Payouts. Exhibit A further identifies (A) the sales and operating margin targets for the Company, and, if applicable, the Participant’s business unit, that, if achieved, will entitle Participant to receive 100% of the Award (the “Full

Targets”, and together with the Minimum Targets, the “Targets”), and (B) the percentage of the Award that will be paid to Participant in the event that the Company or, if applicable, the Participant’s business unit, achieves the Minimum Targets but does not achieve one or more of the Full Targets. In no event will Participant be entitled to receive more than 100% of the Award, irrespective of whether the Company or, if applicable the Participant’s business unit, exceeds its respective Full Targets.

(b)    Business Unit vs. Company Results.

(i) If a particular business unit is identified on Exhibit A, then 80% of the Award will be tied to, and the payment thereof (in whole or in part) will be contingent upon, the business unit’s achievement of the Targets applicable to the business unit, and
20% of the Award will be tied to, and payment thereof (in whole or in part) will be contingent upon, the achievement by the Company of the Targets applicable to the Company. Examples of the foregoing concept are set forth on Exhibit A. If no business unit is identified on Exhibit A, the Award will solely be tied to, and the payment thereof (in whole or in part) will be solely contingent upon, the achievement by the Company of the Targets applicable to the Company.

(ii)    If at any point during the Performance Period the Participant affiliates with a particular business unit, changes the business unit with which he or she is affiliated or ceases to be affiliated with a particular business unit but remains an employee of the Company or one of its subsidiaries, the Company’s Chief Executive Officer (or the person he or she delegates) shall determine whether and to what extent to substitute, prorate or reapportion the Targets set forth on Exhibit A applicable to the Participant for purposes of determining the Participant’s Award.

(c)    Performance Period Clarification. For the avoidance of doubt, whether and to what extent Targets are achieved shall be measured as of the end of the Performance Period (i.e., the end of the Company’s 2017 fiscal year). Although the achievement or failure to achieve any Targets during any period within the Performance Period (e.g., fiscal 2015 or fiscal
2016) may ultimately influence whether the final Targets are achieved, they shall not be separately considered in determining the achievement of, or Participant’s entitlement to, the Award.

Section 3 Vesting and Settlement.

(a)    Determination of Achievement; Vesting. The determination of whether the applicable Targets have been achieved and the applicable percentage of the Award earned by the Participant shall be made by the Compensation Committee of the Company’s Board of Directors (“Committee”) and shall be final and binding for all purposes. The Committee shall make such determination on such date as the Committee elects, but in no event later than 10 days after the filing of the Company’s Annual Report for its fiscal year 2018 on Form 10-K with the United States Securities Exchange Commission (the date of such determination, the “Vesting Date”), to allow the Committee sufficient time to appropriately assess the economic impact of events occurring in fiscal 2017. The Participant acknowledges that the Vesting Date therefore will occur significantly after the termination of the Performance Period.

(b)    Settlement. Subject to Sections 4 and 6 below, the Participant’s right to receive the Award (or the applicable percentage thereof as determined by the Committee) shall be deemed to vest on the Vesting Date and the Company shall pay the Award (or the applicable percentage thereof as determined by the Committee) and any accrued dividends payable in accordance with Section 5(c) below, no earlier than January 1, 2019 and no later than 30 calendar days following the filing of the Company’s Annual Report for its fiscal year 2018 on Form 10-K with the United States Securities Exchange Commission (“SEC”) during calendar year 2019 (such payment date, the “Settlement Date”) by issuing to Participant one (1) Share for each vested Unit, less applicable withholdings.

Section 4 Separation from Service.

(a)    In General. In the event that the Participant ceases to be an employee of the Company and all of its subsidiaries at any time prior to the end of the Performance Period for any reason other than retirement on or after the age of 60 or death or Disability (each of which is covered below), the Participant shall forfeit the entire Award and all of his or her rights under this Agreement. For the avoidance of doubt, so long as the Participant is in the continuous employ of the Company or any of its subsidiaries through the end of the Performance Period, (i) he or she shall be entitled to receive the Award (or the applicable percentage thereof as determined by the Committee), irrespective of whether the Participant is an employee of the Company or any of its subsidiaries on the Vesting Date or the Settlement Date, (ii) the determination of the amount of the Award shall be subject to the same vesting requirements and timing requirements as set forth in Section 3(a), and (iii) the payment of the Award (or the percentage thereof as determined by the Committee) shall be made on the Settlement Date specified in Section 3(b).

(b)    Retirement. In the event that the Participant retires on after the age of 60 (“Retirement” or “Retires”) at any time prior to the end of the Company’s 2015 fiscal year, he or she shall forfeit the entire Award and all of his or her rights under this Agreement. In the event that the Participant Retires at any time after the end of the Company’s 2015 fiscal year but prior to the expiration of the Performance Period, and provided further that the Participant provides the Company no less than 6 months’ prior written notice of his or her intention to Retire and is in compliance with any restrictive covenants (e.g., regarding confidentiality, non-competition, etc.) to which the Participant may then be subject, (i) the Award (or the applicable percentage thereof as determined by the Committee) shall be prorated based on the number of whole months worked by the Participant during the Performance Period, (ii) the determination of the amount of the Award, as so pro-rated, shall be subject to the same vesting requirements and timing requirements as set forth in Section 3(a), and (iii) the payment of the Award (or the applicable percentage thereof as determined by the Committee) shall be made on the Settlement Date specified in Section 3(b).

(c)    Death or Disability. In the event that the Participant dies or incurs a Disability, the Participant or his or her estate shall be entitled to receive a pro rata portion of the Award based on the number of whole months worked by the Participant during the Performance Period prior to his or her death or Disability. In such case, (i) the pro-rated Award shall be deemed earned and the corresponding number of Units shall immediately vest, (ii) such Units shall be converted into cash at the Fair Market Value of the corresponding Shares as of the date of death or Disability, and (iii) such cash plus the dividend equivalents contemplated under Section 5(c) below, shall be paid to the Participant (or his or her estate) in a single sum (less applicable withholdings) not later than the fifteenth day of the third calendar month following the
Participant’s death or Disability, as the case may be. For purposes of the payment of any Award pursuant to this Section 4(c) or Section 6(e) upon the Participant’s Disability, “Disability” shall mean a Participant’s “disability” as determined in accordance with Section 1.409A-3(i)(4) of the Treasury Regulations.

(d)    Change in Control. For the avoidance of doubt, the provisions of this Section 4 shall not apply to separations from service following a Change in Control. Such separations from service shall be governed by Section 6(e).

Section 5 Transferability; Voting and Dividends.

(a)    Nontransferable. Neither the Award nor the Units (nor Converted Shares under Section 6 below) shall be transferable by the Participant by means of sale, assignment, exchange, pledge, gift, operation of law or otherwise.

(b)    No Rights as Stockholder. Until the issuance of Shares to the Participant as provided in Section 3 of this Agreement or until the issuance of the Converted Shares to the Participant as provided in Section 6 of this Agreement, as the case may be, the Participant shall not be entitled to any rights as a stockholder of the Company with respect to the Shares issuable pursuant to the Units or with respect to the Converted Shares.

(c)    Dividend Equivalents. On the Settlement Date the Company shall calculate and pay to the Participant an amount of cash (less applicable withholdings) equal to (i) the per-share dividends actually paid by the Company in respect of its Shares between the Award Date and the Settlement Date, multiplied by (ii) the total number of Shares issuable to the Participant pursuant to Section 3(b) prior to any withholdings (“Dividend Equivalents”). For the avoidance of doubt, the amount of Dividend Equivalents payable to Participant under this
Section 5(c) will directly correlate to the percentage of the Award that is ultimately payable to the Participant, and Participant shall have no right to receive any Dividend Equivalents under this Section 5(c) in the event the Award is not payable.

Section 6    Change in Control.

(a)    Conversion to Restricted Stock. In the event a “change in control event,” as such term is defined in Section 1.409A-3(i)(5)(i) of the Treasury Regulations (a “Change in Control”) occurs in respect of the Company, all Units shall be converted from performance- based restricted stock units into time-vesting restricted shares of the Company’s stock, with such conversion taking effect upon the closing of the Change in Control transaction (the “CIC Transaction” and the “Closing”, respectively). The terms and conditions applicable to the calculation, vesting and distribution of such restricted shares and the associated Dividend Equivalents shall be subject to the remainder of this Section 6.

(b)    Conversion Mechanics. If the public announcement of the Change in Control Transaction occurs any time prior to the end of the Company’s 2017 fiscal year, the number of Units to be converted upon Closing into restricted shares under paragraph (a) shall be equal to 100% of the Award. If the public announcement of the CIC Transaction occurs any time following the conclusion of the Company’s 2017 fiscal year, the number of Units to be converted into restricted shares upon Closing under paragraph (a) shall be based on the Committee’s good faith determination of the Company’s fiscal 2017 results, subject to the adjustment parameters set forth in Exhibit A.    The Units so converted into restricted shares under this paragraph (b) are hereinafter referred to as the “Converted Shares” and all references to the “Award” under this Section 6 shall be understood to be in reference to Converted Shares.

(c)    If Company is Surviving or Successor Company. If the Company is the surviving or successor company in the CIC Transaction, the Award (in the form of Converted Shares) shall continue, but payment thereof to the Participant shall no longer be conditioned upon the achievement of the Targets. Subject to the Participant’s continued employment as provided in paragraph (e) of this Section 6, the Converted Shares shall be delivered and all Dividend Equivalents shall be paid to the Participant on (i) any day between December 1, 2017 and December 31, 2017 if the Closing occurs prior to the conclusion of the Performance Period, or (ii) within 30 days of the Closing if the Closing occurs after the conclusion of the Performance
Period (the “CIC Payment Date”).

(d)    If Company is not the Surviving or Successor Company. If the Company is not the surviving or successor company in the CIC Transaction, the delivery of the Converted Shares and payment of the Dividend Equivalents in respect thereof shall depend on whether the successor company agrees to assume the Award and the Company’s obligations under this Agreement.

(i)    Assumption of Award and Agreement. If the successor company elects to assume the Award and the Company’s obligations under this Agreement (which election must be made within five business days of the Closing), the Converted Shares shall be converted into common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of the Company’s stock in the CIC Transaction. Subject to the Participant’s continued employment as provided in paragraph (e) of this Section 6, such successor company common stock shall be delivered and all Dividend Equivalents in respect thereof shall be paid to the Participant on the CIC Payment Date, less applicable withholdings.

(ii)    No Assumption of Award. If the successor company elects not to assume the Award and the Company’s obligations under this Agreement, or fails to make its election within five business days following the Closing, the Converted Shares shall be repurchased by the Company, with the repurchase price being equal to the fair market value of the per share consideration received by holders of the Company’s stock in the CIC Transaction. Such cash and all Dividend Equivalents through the Closing shall be paid to the Participant within 30 days of the Closing, less applicable withholdings.

(e)    Termination of Employment Following a Change in Control.

(i)    General. Following a Change in Control, if the Participant’s employment with the Company or the successor company (or a subsidiary of either), as the case may be, terminates prior to November 30, 2017 for any reason other than death, Disability, Retirement, involuntary termination without Cause or voluntary termination for Good Reason (as defined below), the Award and all Dividend Equivalents shall be forfeited and the Participant shall have no further rights under this Agreement.

(ii)    Death or Disability. Following a Change in Control, if the
Participant’s employment with the Company or the successor company (or a subsidiary of either), as the case may be, terminates prior to November 30, 2017 because of death or Disability, (i) the Award and associated Dividend Equivalents shall be prorated based on the number of whole months worked by the Participant during the Performance Period, (ii) such pro-rated Award and the Participant’s right to receive such pro-rated Dividend Equivalents shall vest as of the date of death or Disability, and (iii) the pro-rated Award and Dividend Equivalents shall be paid to the Participant (or his or her estate) not later than the fifteenth day of the third calendar month following the Participant’s death or Disability, as the case may be, less applicable withholdings.

(iii)    Retirement. Following a Change in Control, if the Participant’s employment with the Company or the successor company (or a subsidiary of either), as the case may be, terminates because of Retirement at any time prior to the end of the Company’s 2015 fiscal year, he or she shall forfeit the entire Award and all of his or her rights under this Agreement. In the event that the Participant Retires after a Change in Control but after the end of the Company’s 2015 fiscal year, and provided further that (i) the Participant provides the Company or the successor company, as the case may be, no less than 6 months’ prior written notice of his or her intention to Retire, (ii) the Participant is in compliance with any restrictive covenants (e.g., regarding confidentiality, non-competition, etc.) to which the Participant may then be subject, and
(iii) the Committee (or the compensation committee or board of directors of the successor company if the successor company is not the Company) consents to such retirement, (i) the Award and associated Dividend Equivalents shall be prorated based on the number of whole months worked by the Participant during the Performance Period, (ii) such pro- rated Award and the Participant’s right to receive such pro-rated Dividend Equivalents shall vest as of the Participant’s Retirement date, and (iii) the pro-rated Award and Dividend Equivalents shall be paid to the Participant on the CIC Payment Date, less applicable withholdings.

(iv)    Without Cause or For Good Reason. Following a Change in Control, if the Participant’s employment with the Company or the successor company (or a subsidiary of either), as the case may be, terminates prior to November 30, 2017 for Good Reason or without Cause (as such terms are defined below) 100% of the Award and all Dividend Equivalents shall be paid to the Participant on the Participant’s separation from service, less applicable withholdings.

(v)    As used in this Section 6(e), “Cause” means Participant’s fraud, misappropriation or intentional material damage to the property or business of the Company or the successor company (or a subsidiary of either) or Participant’s commission of a felony; and “Good Reason” means any of the following:

(A)    A material adverse reduction in the nature or scope of the

Participant’s authority, duties or responsibilities from those immediately in effect prior to the Change in Control, as determined in good faith by the
Participant;

(B)    a relocation of the Participant more than 35 miles from the Participant’s workplace, or a relocation of the principal offices of the Participant’s workplace more than 35 miles from the location Participant’s principal residence, in each case without the consent of the Participant;

(C)    a reduction in the compensation, compensation plans, benefits or perquisites from those provided to the Participant immediately prior to the Change in Control; or

(D) a good-faith determination by the Participant that as a result of a Change in Control and a change in circumstances thereafter significantly affecting the Participant’s position, the Participant is unable to exercise the authorities, powers, function or duties attached to the Participant’s position.

(f)    For purposes of this Section 6, “Dividend Equivalents” shall be calculated based on (i) the dividends paid in respect of the Company’s stock through the Closing, and, if applicable, (ii) dividends paid in respect of the successor company’s stock from the Closing through the CIC Payment Date.

(g)    Following a Change in Control, the Company or the successor company, as the case may be, shall pay, to the full extent permitted by law, and in accordance with the Treasury Regulations under Section 409A of the Code, including Section 1.409A-3(i)(1)(iv), to the extent applicable, all legal fees and expenses which the Participant may reasonably incur as a result of any contest between the Company and the Participant (irrespective of the outcome thereof) regarding the payments to which the Participant is entitled under this Section 6.

Section 7 Clawback. The Participant acknowledges and agrees that, except as contemplated under Section 3(c) and Section 6, the Award and all payments contemplated hereunder (collectively, the “Consideration”) are contingent in nature based upon the Company and/or the Participant’s business unit, as the case may be, achieving its respective Targets. If at any time during the three calendar years following the payment of the Consideration to the Participant the Company restates its financial results for any portion of the Performance Period and such restated financial results would have resulted in the relevant Targets not having been achieved or having been achieved at a lower level such that the Consideration or any portion thereof would not have been paid or would have been paid at a lower amount (the difference between the Consideration actually paid to the Participant and Consideration that would have been paid giving effect to the restatement, the “Unjustified Payment”), the Company shall have the right to require Participant to refund the Unjustified Payment to the Company. In such case, the Participant shall pay the Unjustified Payment to the Company within 12 months following the Company’s formal written request for the same, by delivering to the Company the net number of Shares and the net amount of cash that the Participant actually received upon the original settlement of the Award. For the avoidance of doubt, this Section 7 shall not apply to Consideration paid to the Participant under Section 3(c) or Section 6.

Section 8    No Rights to Employment; No Inclusion of Award For Other Purposes. Nothing in this Agreement shall imply or confer upon the Participant any right to continued employment with the Company or any of its subsidiaries. The Participant agrees and acknowledges that the Award is a one-time benefit being provided without separate consideration to the Participant and shall not constitute a part of the Participant’s regular salary or benefits for any purpose, including in the calculation of any severance benefits to which the Participant may be entitled under applicable law.

Section 9    Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Units, Shares or Converted Shares, such adjustments and other substitutions shall be made to the Award as the Committee (or the compensation committee or board of directors of a successor company under Section 6 if the successor company is not the Company) deems equitable or appropriate, taking into consideration the accounting and tax consequences (and, as applicable, in such equitable and proportional manner as is consistent with Sections 162(m), 409A and 422 of the Code and the regulations thereunder), including such adjustments in the aggregate number, class and kind of securities that may be delivered; provided, however, that the number of Shares subject to the Award shall always be a whole number.

Section 10 Section 409A. For the avoidance of doubt, Section 14.15 of the Plan is incorporated herein.

Accepted this      day of     , 20 .

Participant